Exhibit 99.1
Quarterly GAAP/Non-GAAP Reclassification for Continuing and Discontinued Operations 2009 and 2010

Use of Non-GAAP Financial Information USE OF NON-GAAP FINANCIAL INFORMATION The Company occasionally utilizes financial measures and terms not calculated in accordance with generally accepted accounting principles in the United States ("GAAP") in order to provide investors with an alternative method for assessing our operating results in a manner that enables investors to more thoroughly evaluate our current performance as compared to past performance. We also believe these Non-GAAP measures provide investors with a more informed baseline for modeling the Company's future financial performance. Management uses these Non-GAAP financial measures to make operational and investment decisions, to evaluate the Company's performance, to forecast and to determine compensation. Further, management utilizes these performance measures for purposes of comparison with its business plan and individual operating budgets and allocation of resources. We believe that our investors should have access to, and that we are obligated to provide, the same set of tools that we use in analyzing our results. These Non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. We have provided definitions below for certain Non-GAAP financial measures, together with an explanation of why management uses these measures and why management believes that these Non-GAAP financial measures are useful to investors. RECLASSIFICATION OF NON-GAAP MEASURES FOR CONTINUING AND DISCONTINUED OPERATIONS The following tables present our Non-GAAP financial measures reclassified for continuing and discontinued operations by quarter for 2010 and 2009. Our Non-GAAP measures adjust GAAP Gross profit, Operating income, Income from continuing operations, Income (loss) from discontinued operations, Net income (loss), Income per share - diluted from continuing operations and Net income (loss) per share - diluted for non-cash stock-based compensation expense, non-recurring severance expenses and expense related to the wind down of our e-Prescribing business/Strategic review expenses to derive Non-GAAP adjusted Gross profit, adjusted Operating income, adjusted Income from continuing operations, adjusted Income (loss) from discontinued operations, adjusted Net income (loss), adjusted Income per share - diluted from continuing operations and adjusted Net income (loss) per share - diluted. We provide a reconciliation of these adjusted Non-GAAP measures to GAAP Gross profit, Operating income, Income from continuing operations, Income (loss) from discontinued operations, Net income (loss), Income per share - diluted from continuing operations and Net income (loss) per share - diluted. 2009 and 2010 2

Reclassification of Non-GAAP Financial Measures for Continuing and Discontinued Operations (Unaudited) Note - referenced footnotes (1) - (3) can be found on page 4 and (A) - (D) on page 5 2009 and 2010 3

Breakdown of Non-GAAP Adjustments Reclassified for Continuing and Discontinued Operations 2009 and 2010 4

Use of Non-GAAP Financial Information 2009 and 2010 5